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                                                                    Exhibit 4.72

                   EXCLUSIVE CONSULTATION & SERVICE AGREEMENT

This Exclusive Consultation & Service Agreement (hereinafter referred to as "this Agreement") is entered into by and between the following two parties in Shanghai on July 1, 2005.

PARTY A: SHANGHAI LINKTONE CONSULTING CO., LTD.

Address: 5/F., Dong-Yin Building, No. 689, Beijing Road East

Zip Code: 200001

PARTY B: SHANGHAI WEILAN COMPUTER CO., LTD.

Address: No. 558, Da-Zhi Road West, Ma-Lu Town, Jia Ding District, Shanghai

WHEREAS:

(1) Party A is a wholly foreign owned company incorporated in the People's Republic of China, and owns consultation and service resources;

(2) Party B is a wholly domestic invested company incorporated in the People's Republic of China, and has been approved by Shanghai Municipal Communications Administration to provide information service (exclusive of Internet information service and telephone information service);

(3) Party A agrees to provide Party B with logistic consultation and service; and Party B agrees to accept the consultation and service provided by Party A;

The two parties have reached the agreement as follows:

1. CONSULTATION AND SERVICE: SOLE AND EXCLUSIVE RIGHTS AND INTERESTS

1.1 In the term of this Agreement, Party A will provide Party B with sole and exclusive logistic consultation and service.

1.2 Party B agrees to accept the consultation and service provided by Party A; and further agrees that within the term of this Agreement, Party B shall not be able to accept consultation and service with regard to the above-said business provided by any other third party, unless Party A agrees any other third party to do so in advance.

2. PARTY A PROVIDES PARTY B WITH THE FOLLOWING CONSULTATION AND SERVICE:

2.1 Party A provides Party B with legal, finance and administrative consultation and service.

2.1.1 The Legal Affairs Department of Party A will provide Party B with legal service, assist Party B in handling all legal matters, including but not limited to litigation and non-litigation matters.

2.1.2 The Financial Department of Party A will provide Party B with finance service; assist Party B in handling all financial matters, including but not limited to taxation and accounting settlement matters.


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2.1.3 The Administration Department of Party A will provide Party B with administrative and logistic service, thus to guarantee Party B to conduct business normally.

3. CHARGE AND PAYMENT ARRANGEMENTS:

3.1 As Party A provides Party B with consultation and service in the term of this Agreement, Party B shall pay a sum of consultation and service charge of RMB 7,000,000 yuan to Party A.

3.2 Deadline for payment: Party B shall pay the above stated charge to Party A by March 31, 2006.

3.3 Payment method: Party B shall pay the full charge to Party A in Renminbi via bank transfer into the following account:

Bank of deposits: _______________

Address: ________________________

Account number: _________________

4. STATEMENTS AND UNDERTAKINGS:

4.1 Party A hereby states and undertakes as follows:

4.1.1 Party A is a company duly incorporated in accordance with, and validly existing under, the laws of PRC.

4.1.2 Party A signs and fulfills this Agreement within the limits of its corporate powers and business scope; has already taken necessary corporate behaviors and been duly authorized; and has already acquired the consent and approval from the third party and the competent governmental agency, as well as having not violated the restrictions exerted by those laws & contracts that are binding or influential on it.

4.1.3 Once signed, this Agreement shall constitute obligations that are lawful, effective and binding on Party A, and can be forcibly executed towards Party A in line with the clauses of this Agreement.

4.2 Party B hereby states and undertakes as follows:

4.2.1 Party B is a company duly incorporated in accordance with, and validly existing under, the laws of PRC, and has been entitled to provide information service (exclusive of Internet information service and telephone information service).

4.2.2 Party B signs and fulfills this Agreement within the limits of its corporate powers and business scope; has already taken necessary corporate behaviors and been duly authorized; and has already acquired the consent and approval from the third party and the competent governmental agency, as well as having not violated the restrictions exerted by those laws & contracts that are binding or influential on it.

4.2.3 Once signed, this Agreement shall constitute obligations that are lawful, effective and binding on Party B, and can be forcibly executed towards Party B in line with the clauses of this Agreement.


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5. CONFIDENTIALITY

5.1 Party B agrees to do its best to take various kinds of rational confidentiality measures to keep those confidential data and information that it knows or gets in touch with for reason of its acceptance of sole and exclusive consultation and service provided by Party A (herein- after referred to as "confidential information") in secrecy; while Party B shall not be able to disclose or transfer out any of such confidential information to any other third party, unless having acquired a consent upon doing so from Party A in advance. Once this Agreement is terminated, Party B shall return all those files, documents or software that have borne such confidential information to Party A as requested by Party A, or destroy such files, documents or software on its own, and also delete all the confidential information from all the relevant memory devices, and shall not continue to use such confidential information.

5.2 The two parties agree that no matter whether this Agreement is amended, dissolved or terminated or not, this clause will remain effective.

6. COMPENSATION

Party B shall compensate Party A for any loss, damage, obligation or charge caused by any litigation, claim for compensation or any other request lodged or raised against Party A that have arisen or have been incurred for reason of the consultation and service requested by Party B, and exempt Party A from any loss or damage thus incurred.

7. EFFECTIVENESS AND TERM OF THIS AGREEMENT

7.1 This Agreement shall go into effect upon the date of execution by the authorized representatives of the two parties, and expire on December 31, 2005.

7.2 The term of this Agreement may be lengthened once Party A confirms such a lengthening in writing prior to the expiration of this Agreement. In case of lengthening the term of this Agreement, the parties shall negotiate with each other to decide on a new expiration date.

8. AMENDMENTS AND TERMINATION OF THIS AGREEMENT:

8.1 This Agreement shall be terminated upon the date of expiration, unless it is renewed pursuant to relevant clauses under this Agreement.

8.2 Within the term of this Agreement, Party B shall not be able to terminate this Agreement ahead of schedule, unless Party A has committed any severe neglect, fraudulent behavior, any other illegal action or bankruptcy. Despite of the above agreements, Party A shall have the power to terminate this Agreement at any time by means of notifying Party B in writing by 30 days in advance.

8.3 After this Agreement is terminated, the rights and obligations of the two parties under Clause 4 and Clause 5 shall remain effective further still.

8.4 Either party shall be able to send out a written notice to the other party, which has committed any behavior in severe violation of this Agreement (including but not limited to violation of its


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obligations described under Clause 2 or Clause 3 under this Agreement) and has further failed to rectify its violation behavior as such within the ensuing 30 days after its receipt of a notice sent out by the observant party with regard to both the occurrence and existence of its violation behavior, for terminating this Agreement immediately; however, the termination of this Agreement does not jeopardize any right or relief that the party asking for termination of this Agreement has enjoyed according to laws or for any other reason.

9. FORCE MAJEURE

9.1 "Force majeure" means all those events which cannot be foreseen at the time of signing this Agreement, and whose occurrences and consequences cannot be avoided or overcome, and which occur after the date when this Agreement is signed and impede either party from fulfilling a part or the whole of this Agreement. Such events include earthquake, typhoon, flood, fire, warfare, discontinuity of international or domestic transportation work, prohibition or any other similar action taken by the government or any other public organ, infectious disease and any other accidents that cannot be foreseen, avoided or overcome, including those events that are defined as force majeure events according to the generally acknowledged business practices.

9.2 In case of occurrence of any force majeure event, either party shall be able to suspend its fulfillment of its obligations which are affected by such a force majeure event during the period of postponement thus incurred, and postpone the time limit for its fulfillment of such obligations accordingly; the time length of such a postponement shall be equal to the period of time when the fulfillment of such obligations is suspended; and the affected party does not need to pay any penalty or make any compensation in such a case.

9.3 The party that claims the occurrence of force majeure shall, within the ensuing ___ days after occurrence of the force majeure event, shall notify the other party of the occurrence of such a force majeure event in writing, plus the time length of its duration. Furthermore, the party that claims the occurrence of force majeure shall make all rational efforts to terminate the force majeure.

9.4 In case of occurrence of any force majeure event, the two parties shall immediately negotiate with each other to seek after an equitable method of settlement and make all rational efforts to minimize the consequences of this force majeure event.

10. NOTIFICATION

10.1 In case of occurrence of any matter that is likely to give rise to any dispute or affect the fulfillment of this Agreement, either party shall have obligation to notify the other party in an effective written manner within a rational period of time.

10.2 The effective modes for acknowledgement for receipt of a notice under this Agreement include: registered mail, express mail, and courier delivery.

10.3 Any written notice, no matter sent by registered mail, express mail or courier delivery, shall be deemed as being received on the date when the concerned recipient puts his or her signature on


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acknowledgement for his or her receipt of such a notice, or on the 7th day after being sent out. If the date of signing the acknowledgement for receipt of this notice comes earlier than the 7th day after the notice is sent out, then the same notice shall be deemed as being received on the date of signing the acknowledgement; and on the contrary, the notice shall be deemed as being received on the 7th day after the notice is sent out. All notices shall be sent to the following addresses of the two parties:

Party A's address: 5/F., Dong Yin Building, No.689 Beijing Road East, Zip Code:
200001

Party B's address: No. 558, Da-Zhi Road West, Ma-Lu Town, Jia Ding District, Shanghai

Either party that needs to change its address stated above shall notify the other party in writing.

11. SETTLEMENT OF DISPUTES

11.1 In case that any disputes arise between the two parties with regard to their fulfillment of relevant matters under this Agreement, they shall firstly endeavor to solve such disputes through friendly negotiations. In case that they fail to solve such disputes after negotiation, it is then necessary for them to render such disputes for settlement via litigation or in a non-litigant way.

11.2 In case that the disputes between the two parties cannot be solved through friendly negotiations, either party shall be entitled to institute legal proceedings to the People's Court in the place where Party A is located.

11.3 The other matters under this Agreement than those in disputes shall be performed as per the stipulations under this Agreement further still, during the course of litigation.

12. GOVERNING LAWS

This Agreement shall be governed by, and interpreted in accordance with, the laws of the People's Republic of China.

13. GENERAL PROVISIONS

13.1 Either party's exemption of the other party ("the latter") from the latter's responsibility for either violation or failure in fulfillment of any clause under this Agreement, or the latter's failure in fulfilling any clause or any right under this Agreement for one or more times, shall not be construed as any amendment into any right under this Agreement and a waiver of its right of investigating into the latter's responsibility for any subsequent violation or failure in fulfillment of this Agreement, or a waiver of any of such clauses or rights in this Agreement.

13.2 The ineffectiveness of any clause in this Agreement shall not affect the effectiveness of any other clauses under this Agreement. In the event that any clause under this Agreement is found ineffective, such a clause shall be deemed as having been superseded by a different clause which caters for the original interests of the parties as much as possible and will not become ineffective.

13.3 The licensor shall not be able to transfer or lease out, put in pledge, or re-license this Agreement and any of those rights and obligations that the licensor grants the licensee under this


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Agreement to any other third party, without acquiring the written consent upon doing so from the licensor; meanwhile, the licensee shall not transfer out any portion of its economic interests that it has acquired via license, or its rights under this Agreement, in any manner to any other third party.

13.4 This Agreement and its appendixes shall constitute a complete agreement by and between the parties under this Agreement with regard to the theme of this Agreement. In the event that this Agreement conflicts with any of those prior understandings, statements, arrangements, undertakings and agreements reached by and between both parties orally or in writing, the present agreement shall prevail, and also supersede all those oral or written understandings, statements, arrangements, undertakings and agreements that conflict with this Agreement.

13.5 The clause titles that are inserted into this Agreement have been given only for reading purpose, and shall not be used to explain the clauses; besides, these titles do not constitute any restrictions against the contents of this Agreement, either.

14. SUPPLEMENTARY CLAUSES

14.1 This Agreement is written in two counterparts, each party to retain one.

14.2 Those documents and agreements with regard to consultation and service that the two parties have signed shall constitute the appendixes to this Agreement. These appendixes shall each constitute an integral component part of this Agreement, and shall be of equal legal effect with this Agreement.

14.3 It is allowed to revise, amend or supplement this Agreement after the two parties have agreed to do so; in the meantime, such revision, amendment and supplementation into this Agreement shall not become effective until having been signed in writing by the authorized representatives of the two parties and also having borne the official seals of the two parties.

14.4 Those matters not covered under this Agreement shall be handled by and between the two parties in conformity to the Contract Law of the People's Republic of China and relevant laws and regulations.

Party A: SHANGHAI LINKTONE CONSULTING CO., LTD.

Authorized representative: Sealed

Date:
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Party B: SHANGHAI WEILAN COMPUTER CO., LTD.

Authorized representative: Sealed

Date:
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